                                                                    Exhibit 2.1












                         AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made and entered into as of this 16th day of November, 2001 (the "Contract Date") by and between FIRST INDUSTRIAL, L.P., a Delaware limited partnership ("Seller"), and TECHNOLOGY FLAVORS & FRAGRANCES, INC., a Delaware corporation ("Purchaser").

1.   SALE

     Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:

     (a) that certain tract or parcel of land, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tract or parcel and any water or mineral rights owned by, or leased to, Seller, which is described on Exhibit A attached hereto and made a part hereof (the "Land");

     (b) all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to, the building commonly known by the street address 10 Edison Street East, Amityville, New York, and all other on-site structures, systems, and utilities associated with the building (all such improvements being referred to herein as the "Improvements");

     (c) all of Seller's right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, tools and supplies, owned by Seller and used by Seller in connection with the ownership and operation of the Land and the Improvements (the "Personal Property");

     (d) all of Seller's right, title and interest in and to all assignable contracts and agreements to which Seller is party relating to the upkeep, repair, maintenance, leasing or operation of any or all of the Land, Improvements and the Personal Property, and all comparable contracts, agreements or arrangements into which Seller enters prior to Closing pursuant to this Agreement (collectively, the "Contracts"), except that Purchaser shall not assume and accept at Closing those Contracts which constitute Rejected Contracts (as hereinafter defined); and

     (e) to the extent transferable, all of Seller's right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the "Intangibles").

The Land, the Improvements, the Personal Property, the Contracts and the Intangibles are hereinafter referred to collectively as the "Property."

2.   PURCHASE PRICE

     The total purchase price to be paid to Seller by Purchaser for the Property shall be ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) [the "Purchase Price"], plus or minus prorations as hereinafter provided.

3.   CLOSING

     The purchase and sale contemplated herein shall be consummated at a closing ("Closing") to take place by mail or at the offices of the Title Company (defined below). The Closing shall occur within thirty (30) days after the Approval Date (as hereinafter defined), or as otherwise agreed by the parties (the "Closing Date").

4.   DEPOSIT

     Not later than two (2) business days after the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit, as its earnest money deposit, the sum of Seventy-Five Thousand and No/100 Dollars ($75,000.00) (the "Earnest Money") in an escrow with the Title Company (the "Escrow") pursuant to escrow instructions in the form attached hereto as Exhibit B. The Earnest Money and all interest earned thereon are herein collectively referred to as the "Deposit." Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing.

5.   SELLER'S DELIVERIES

     Prior to the execution of this Agreement, Seller has, to Seller's knowledge, delivered or made available to Purchaser in the Long Island office of First Industrial Realty Trust, Inc., a Maryland corporation and an affiliate of Seller ("FR"), all of the documents and agreements described on Exhibit C attached hereto and made a part hereof that are in Seller's possession or reasonable control (the "Documents"), except for the Documents described in item
(c) on Exhibit C which have been delivered or made available to Purchaser only to the extent such Documents are in Seller's actual possession. Seller shall continue to make available to Purchaser or its agents for inspection in the Long Island office of FR, all, to Seller's knowledge, of the Documents in Seller's possession or reasonable control, except for the Documents described in item (c) on Exhibit C which shall only be made available to Purchaser to the extent such Documents are in Seller's actual possession. The Documents that are furnished or made available to Purchaser pursuant to this Section 5 are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section 5 or Section 8.1 below, in either case as limited by Section 8.2 below. Seller hereby represents and warrants to Purchaser that, to Seller's knowledge, Seller has not failed to deliver or make available true and complete copies of any Documents in Seller's possession or reasonable control (except for the Documents described in item (c) on Exhibit C which have been delivered or made available to Purchaser only to the extent such Documents are in Seller's actual possession) which contain information that would have a material adverse impact on (i) Purchaser's ability to use and operate the Property as it is currently being used and operated and
(ii) the value of the Property.

6.   INSPECTION PERIOD

     6.1. Basic Project Inspection. At all times prior to Closing, Purchaser and
          ------------------------
Purchaser's employees, third party consultants, lenders, engineers, accountants and attorneys (collectively, the "Purchaser's Representatives") shall be entitled to make investigations with regard to the environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations. Purchaser shall provide not less than two (2) business days' prior notice to Seller before conducting any investigations, study, test to or at the Land and the Improvements. Notwithstanding anything contained herein to the contrary, Purchaser shall not have the right to terminate this Agreement on account of such studies and investigations and does not have the benefit of a so called "due diligence" period.

     6.2. Purchaser's Undertaking. Purchaser shall not conduct (or cause to be
          -----------------------
conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an "Intrusive Investigation") as part of its inspections or otherwise without obtaining the prior written consent of Seller. In the event Purchaser desires to conduct (or cause to be conducted) any Intrusive Investigation of the Land or the Improvements, such as sampling of soils, other media, building materials, or the other comparable investigation, Purchaser will provide a written scope of work to Seller describing exactly what procedures Purchaser desires to perform. Seller may withhold its consent to any Intrusive Investigation of the Land or the Improvements in its sole discretion. Purchaser and Purchaser's Representatives shall, in performing its investigations, studies and examinations, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures, the Land and the Improvements. Neither Purchaser nor Purchaser's Representatives shall report the results of its investigations to any governmental or quasi-governmental authority under any circumstances without obtaining Seller's express written consent, which consent may be withheld in Seller's sole discretion. Purchaser shall provide Seller with copies of any and all final, third party reports prepared on behalf of Purchaser as part of its inspections promptly after Purchaser's receipt of such reports. Purchaser and Purchaser's Representatives shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $1,000,000 covering any accident arising in connection with the presence of Purchaser and Purchaser's Representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; and (b) promptly pay when due any third party costs associated with its investigations. Purchaser shall, at Purchaser's sole cost, repair any damage to the Land or the Improvements resulting from its investigations, studies and examinations, and, to the extent Purchaser or Purchaser's Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of such investigations, studies and examinations, Purchaser shall, at Purchaser's sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby indemnifies, protects, defends and holds Seller, Seller's affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses") that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with Purchaser's investigations, studies and examinations or any Freezer Investigations (as hereinafter defined). Purchaser's undertakings pursuant to this Section 6.2 shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

     6.3. Confidentiality. Purchaser agrees to maintain in confidence the
          ---------------
information and terms contained in the Evaluation Materials (defined below) and this Agreement (collectively, the "Transaction Information"). Purchaser shall not, under any circumstances, disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Purchaser may disclose the Transaction Information: (a) to Purchaser's Representatives to the extent that Purchaser's Representatives reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Purchaser;
(b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall advise Purchaser's Representatives of the provisions of this Section 6.3 and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section 6.3. For purposes of this Agreement, the term "Evaluation Materials" shall mean the Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser's Representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials and (ii) the results of any studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property. Notwithstanding anything contained herein to the contrary, it is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 6.3 by Purchaser or Purchaser's Representatives and that Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section 6.3 by Purchaser or Purchaser's Representatives. Purchaser further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.3 but shall be in addition to all other remedies available at law or in equity to Seller. In the event this Agreement is terminated for any reason whatsoever, Purchaser shall promptly (and in any event within three (3) business days after the effective date of termination) return to Seller the Documents and any and all copies of the Documents and destroy any and all other Evaluation Materials. The undertakings of Purchaser pursuant to this Section 6.3 shall survive the termination of this Agreement.

     6.4. Financing Contingency. It shall be a condition precedent to
          ---------------------
Purchaser's obligation to proceed to Closing that Purchaser obtains the commitment of the Town of Babylon Industrial Development Authority (the "IDA") for the financing necessary to acquire and improve the Property detailed in the application attached hereto as Exhibit F on or prior to sixty (60) days after the Contract Date (such date, the "Approval Date") (the foregoing contingency, the

"Financing Contingency"). The Financing Contingency shall not be satisfied unless and until the adoption by the IDA of an Inducement Resolution evidencing the intention of the FDA to provide the financial assistance with respect to the Property detailed in the application attached hereto as Exhibit F. Purchaser shall use its diligent and good faith efforts to satisfy the Financing Contingency by obtaining a binding commitment in the form of such a resolution from the IDA as soon as reasonably practicable after the Contract Date. Without limitation of the foregoing, Purchaser shall submit a completed application for a commitment, together with all required supporting documentation, to the IDA not later than thirty-five (35) days after the Contract Date (such date, the "Application Deadline") and provide evidence of such applications to Seller on or prior to the Application Deadline. The failure by Purchaser to timely comply with the requirements of the preceding sentence shall constitute a default by Purchaser hereunder. If the Financing Contingency is not satisfied in Purchaser's sole discretion on or prior to the Approval Date despite Purchaser's diligent and good faith efforts, Purchaser may terminate this Agreement by written notice to Seller (the "Financing Termination Notice"), delivered not later than the Approval Date, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a termination of this Agreement. If Purchaser fails to timely deliver a Financing Termination Notice to Seller prior to the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate this Agreement on the basis of the Financing Contingency, except as hereinafter provided. Provided that Purchaser has diligently and in good faith attempted to satisfy the Financing Contingency on or prior to the Approval Date but has been unable to satisfy the Financing Contingency on or prior to the Approval Date, Purchaser shall have two (2) options (each an "Extension Option") to extend the Approval Date for an additional period of fifteen (15) days for all relevant purposes by delivering Seller written notice of such election on or prior to the Approval Date (as the same may have been previously extended). In the event Purchaser fails to timely exercise an Extension Option by delivery of written notice to Seller on or prior to the Approval Date (as the same may have been previously extended), Purchaser shall be deemed to have permanently and irrevocably waived any remaining Extension Options. Purchaser shall have no right to exercise any Extension Option if the Financing Contingency has been previously satisfied.

     6.5. Purchaser's Limited Termination Right. Purchaser and Seller
          -------------------------------------
acknowledge and agree that certain leaking and other water run off is occurring in that portion of the Improvements containing Purchaser's freezer units (the "Freezer Area"). Purchaser desires, and Seller has agreed to permit, an investigation of the roof in the Freezer Area for the limited purpose of determining the source and cause of the leaking and water run off (the "Freezer Investigations"). Purchaser shall have a period expiring as of fifteen (15) days after the Contract Date (the "Freezer Approval Date") to conduct and perform, at Purchaser's sole cost, the Freezer Investigations, which Freezer Investigations shall in all events involve turning off Purchaser's freezer units for a period of at least five (5) days to ascertain whether such freezer units are the source of the leaking and water run off and otherwise be subject to Seller's reasonable approval. Purchaser shall not conduct any Freezer Investigations without a representative of Seller present to supervise such investigations, which representatives shall be made reasonably available for such purposes, and copies of all information, data and reports obtained by Purchaser in connection with such Freezer Investigations shall be provided to Seller. All Freezer Investigations shall be performed subject to the terms, conditions and limitations of Section 6.2 hereof. If, on or prior to the Freezer Approval Date, Purchaser reasonably determines that the results of the Freezer Investigations reveal that (i) the source and cause of the leaking and water run off is a defect in the roof of the Improvements and not Purchaser's freezer units; and (ii) Seller is responsible pursuant to the Lease to repair the roof condition causing leaking and water run off (any such condition, a "Roof Condition"), Purchaser may elect, in its reasonable discretion, to provide written notice to Seller on or prior to the Freezer Approval Date of its election to terminate this Agreement (a "Freezer Termination Notice"), which Freezer Termination Notice shall describe, in reasonable specificity and detail, the applicable Roof Condition and the cause thereof, whereupon, except as hereinafter provided, the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder. If Purchaser fails to timely and properly deliver a Freezer Termination Notice, Purchaser shall be deemed to have waived its right to deliver a Freezer Termination Notice and terminate this Agreement on the basis of any Roof Condition. If Purchaser has timely and properly elected to terminate this Agreement on the basis of a Roof Condition, Seller may elect, in its sole discretion, to prevent Purchaser from terminating this Agreement provided that, on or prior to five (5) business days after the Freezer Approval Date, Seller elects (in its sole discretion) to repair the Roof Condition. If Seller elects, in its sole discretion, to repair any Roof Condition, Seller shall, at Seller's cost, repair such Roof Condition on or prior to Closing. Purchaser shall have no right to terminate this Agreement on the basis of the leaking and water run off if the source or cause is identified to be Purchaser's freeze units or Seller is not obligated to repair the Roof Condition pursuant to the Lease.

7.   TITLE AND SURVEY MATTERS

     7.1. Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser
          -------------------------------
a Bargain and Sale Deed with Covenants Against Grantor's Acts ("Deed"), in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the "Permitted Exceptions"): (1) taxes not yet due and payable; (2) those matters that may be approved (or deemed approved) by Purchaser pursuant to Section 7.4 or Section 10.1; (3) those exceptions and other matters set forth on Schedule
7.1 attached hereto; (4) those matters disclosed by the Survey (as hereinafter defined); (5) matters arising out of any act of Purchaser or Purchaser's Representatives; and (6) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (those liens, claims, encumbrances and matters referred to in items (1) and (3) - (6) above, the "Existing Permitted Exceptions").

     7.2. Title Commitment. Promptly after the receipt of the same (and in any
          ----------------
events within ten (10) business days after the Contract Date), Purchaser shall deliver to Seller a commitment (the "Title Commitment") issued by Madison Park Title Agency (the "Title Company"), for an owner's title insurance policy with respect to the Land (the "Title Policy"), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in "Schedule B" of such Title Commitment. It shall be a condition precedent to Purchaser's obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy (or a "marked" Title Commitment) insuring, in the full amount of the Purchase Price, Purchaser as the fee simple owner of the Land and the Improvements, subject only to the Permitted Exceptions. If the foregoing condition precedent fails for any reason other than the actions or omissions of Purchaser, Purchaser may elect to either (i) proceed to Closing and waive the failure of such condition or (ii) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, in which event (i) the Deposit shall be returned to Purchaser, and (ii) neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a termination of this Agreement.

     7.3. Survey. Seller has delivered or made available to Purchaser a copy of
          ------
an existing survey of the Land and the Improvements (the "Survey") together with the Documents. Purchaser hereby agrees that all matters disclosed on such Survey shall be deemed acceptable to Purchaser for any and all purposes hereunder. Any updates of the Survey, including, but not limited to recertification thereof, or any new survey (any such new or updated survey, an "Updated Survey") shall be the sole responsibility of Purchaser.

     7.4. Defects and Cure
          ----------------

             7.4.1. Purchaser's Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Updated Survey or the Title Commitment discloses exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the "Disclosed Exceptions"), then Purchaser shall have until 5:00 p.m. (Chicago time) on the date that is five (5) business days prior to the Approval Date, within which to notify Seller of any such Disclosed Exceptions to which Purchaser reasonably objects (any such notice, a "Defect Notice"). Any exceptions to title (other than the Existing Permitted Exceptions and the Disclosed Exceptions) that arise between the effective date of the Title Commitment or the Updated Survey, as the case may be, and the Closing are referred to herein as "New Defects." Purchaser shall have five (5) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing of any such New Defects to which Purchaser reasonably objects.

             7.4.2. Seller's Response Notices. Seller shall be obligated to cure and remove (or procure title insurance over) all of the following classes of New Defects and Disclosed Exceptions ("Mandatory Cure Items"), if any: (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (ii) tax liens for delinquent ad valorem real estate taxes; (iii) mechanics liens pursuant to a written agreement either between (x) the claimant (the "Contract Claimant") and Seller or its employees, officers or managing agents (the "Seller Parties") or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (iv) broker's liens pursuant to a written agreement between the broker and Seller or any Seller Parties. Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception or New Defect identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a "Seller's Response Notice") indicating that Seller has elected to cure and remove any such matters (any such matters that Seller elects to cure and remove, "Seller Cure Items") not later than the sooner to occur of (i) five
(5) business days after Seller's receipt of the applicable Defect Notice; or
(ii) Closing. Seller shall have until Closing to cure and remove (or procure title insurance over) any Seller Cure Items, and, Seller may delay Closing by up to ten (10) business days in order to cure and remove (or procure title insurance over) any such Seller Cure Items. If Seller fails to provide a Seller's Response Notice, Seller shall be deemed to have delivered a Seller's Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions identified by Purchaser in the applicable Defect Notice. If Seller elects (or is deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than the first to occur of (i) the date that is five (5) business days after Purchaser's receipt (or deemed receipt) of a Seller's Response Notice; or (ii) Closing, to either (a) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price or (b) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence, Purchaser shall be deemed to have elected alternative (a).

             7.4.3. Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove (or procure title insurance over) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller's Response Notice), Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either
(i) terminate this Agreement by written notice to Seller on or prior to Closing, in which event (a) the Deposit shall be returned to Purchaser and (b) this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option
(ii). If Seller fails to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, either (A) terminate this Agreement, in which event (x) the Deposit shall be returned to Purchaser and (y) this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (B) proceed to close with title to the Land and Improvements as it then is with the right to deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise), as mutually and reasonably determined by Purchaser and Seller, those Mandatory Cure Items that Seller fails to cure and remove.

8.   SELLER'S REPRESENTATIONS

     8.1. Seller's Representations. Seller represents and warrants to Purchaser
          ------------------------
that the following matters are true as of the Contract Date, in all material respects, except as may otherwise be provided in the Documents.

             8.1.1. Due Authorization; Conflict. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

             8.1.2. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     8.2. Limitations. The representations and warranties of Seller to Purchaser
          -----------
contained in Section 8.1 hereof shall not survive the Closing Date and shall merge into the Deed. As used herein, the term "to Seller's knowledge" shall mean, and be limited to, the actual knowledge of Howard Freeman and Charlie Rollins without inquiry or investigation.

9.   PURCHASER'S COVENANTS AND REPRESENTATIONS

     Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

     9.1. 1031 Exchange. Purchaser recognizes and understands that this
          -------------
transaction may be part of a contemplated "like kind" exchange for Seller under
(S) 1031 of the Internal Revenue Code (the "Exchange"). As such, Purchaser agrees to cooperate with Seller in effectuating the Exchange, which cooperation may include the execution of documents, reasonable delays of the Closing (which delays shall not exceed thirty (30) days) and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish the Exchange; provided, however, that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Exchange. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

     9.2. Due Authorization. Purchaser is a corporation duly organized, validly
          -----------------
existing and in good standing under the laws of the State of Delaware. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto.

     9.3. Enforceability. This Agreement has been, and each and all of the other
          --------------
agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     9.4. No Conflict. The execution and delivery of, and consummation of the
          -----------
transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

     9.5. Environmental Testing and Cleaning. Purchaser hereby covenants and
          ----------------------------------
agrees, at Purchaser's cost, to clean-up, remediate, remove and otherwise satisfy the testing and other requirements imposed by the County of Suffolk Department of Health (the "Department") pursuant to (i) that certain letter dated July 11, 2001 from the Department to Ronald J. Denterman and B. Bak; (ii) that certain notice dated July, 1998 from the Department to Purchaser; (iii) that certain memorandum to file from Eric Joungblood dated August 3, 2001; and
(iv) any follow up notices, demands and requirements by the Department in connection with the environmental condition detailed in the correspondence described in items (i)-(iii) above (the "Environmental Condition") if and to the extent Purchaser is required by the terms of the Lease (as hereinafter defined). Without limitation of the foregoing, Purchaser shall otherwise promptly and completely comply with its obligations pursuant to the Lease with respect to the Environmental Condition.

10.  ACTIONS AFTER THE CONTRACT DATE.

     The parties covenant to do the following through the Closing Date:

     10.1. Title. From and after the Approval Date, Seller shall not make any
           -----
change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to Section 7.4, except as required by law or by
Section 7.4, or with Purchaser's advance written consent, which consent may be withheld in Purchaser's reasonable discretion. From and after the Approval Date, Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may be withheld in Purchaser's reasonable discretion.

11.  PROPERTY SOLD "AS IS".

     11.1. Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as- expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY "AS IS" "WHERE IS" BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

     11.2. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER'S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY

SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEANUP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF, AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF, PURCHASER.

     11.3. PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 11 WERE A MATERIAL FACTOR IN SELLER'S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 11 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

12.  SELLER'S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

     12.1. Deed. A Deed, executed by Seller, and in recordable form, conveying
           ----
the Land and Improvements to Purchaser, subject to the Permitted Exceptions.

     12.2. Lease Termination Agreement. Two (2) duly executed Termination
           ---------------------------
Agreements (the "Termination Agreement") pursuant to which Seller, as landlord, and Purchaser, as tenant, terminate that certain Industrial Building Lease (the "Lease") by and between Seller (or its predecessor-in-interest) and Purchaser.

     12.3. Assignment of Contracts. Two (2) duly executed counterparts of an Assignment and Assumption of Contracts and Intangibles (an "Assignment of Contracts") in the form attached hereto as Exhibit D.

     12.4. Bill of Sale. Two (2) duly executed originals of a Bill of Sale (the "Bill of Sale") in the form attached hereto as Exhibit E.

     12.5. Keys. Keys to all locks located in the Improvements.

     12.6. Affidavit of Title. An affidavit of title (or comparable "no lien" statement), in form and substance reasonably acceptable to the Title Company.

     12.7. Closing Statement. Two (2) duly executed counterparts of a closing statement (the "Closing Statement") conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.

     12.8. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

     12.9. Evidence of Authority. Such evidence of Seller's authority to convey the Property as the Title Company shall reasonably require.

13.  PURCHASER'S CLOSING DELIVERIES

     At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

     13.1. Closing Statement. Two (2) Closing Statements executed in counterpart
           -----------------
by Purchaser.

     13.2. Termination Agreement. Two (2) Termination Agreements executed in
           ---------------------
counterpart by Purchaser.

     13.3. Assignment of Contracts. Two (2) Assignment of Contracts executed in
           -----------------------
counterpart by Purchaser.

14.  PRORATIONS AND ADJUSTMENTS

     Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 11:00 a.m. Central Time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 11:00 a.m. Central Time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller's failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:

     14.1. Security Deposits. The amount of all cash security and any other cash
           -----------------
tenant deposits actually held by Seller, and interest due thereon, if any, shall be credited to Purchaser. 96514 3

     14.2. Utilities and Operating Expenses. Any operating expenses that are not
           --------------------------------
paid by Purchaser, as Additional Rent or otherwise, shall be prorated between Purchaser and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

     14.3. Contracts. Amounts paid or payable under the Contracts other than any
           ---------
Rejected Contracts shall be prorated.

     14.4. Base Rent. Base or. fixed rent, estimated payments and expenses and
           ---------
other amounts of additional rent due under the Lease other than taxes and assessments (collectively, "Rents") for the calendar month in which the Closing occurs ("Closing Month") shall be prorated at Closing, which Rents shall be prorated using the total number of days during such Calendar Month. If Purchaser has paid Rents for the Closing Month, Seller shall provide a credit to Purchaser for that portion of the Closing Month occurring from and after the Closing Date. If Purchaser has not paid Rents for the Closing Month, Purchaser shall provide a credit to Seller for that portion of the Closing Month occurring prior to the Closing Date. Notwithstanding the foregoing, Purchaser shall provide a credit to Seller at Closing for the entire amount of any and all unpaid Rents for the term of the Lease occurring prior to the Closing Month. Purchaser shall not be entitled to any credit on account of that portion of additional rental amounts that is payable on account of general real estate taxes, personal property and ad valorem taxes that is allocable to the period from and after Closing.

     14.5. Any installment of assessments, general or special, or any general real estate taxes, personal property and ad valorem taxes payable during the term of the Lease prior to Closing that have been paid by Seller and not reimbursed by Purchaser to Seller pursuant to the Lease shall be credited to Seller by Purchaser at Closing. Purchaser shall be responsible for any such installments of assessments or any general real estate taxes, personal property and ad valorem taxes due and payable after Closing.

15.  CLOSING EXPENSES

     Seller shall only pay for: any transfer taxes and one-half of the cost of any escrows hereunder. Purchaser shall pay for one-half of any escrow costs hereunder, the cost of recording the Deed, the basic premium for the Title Policy, the cost of "extended form coverage" and any endorsements to the Title Policy, the cost of any Updated Survey, and any mortgage or recording taxes.

16.  DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY

     If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then:

     16.1. If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, "repair and/or replacement") is $100,000 or less, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) or (b) condemnation proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

     16.2. If the aggregate cost of repair and/or replacement is greater than $100,000, in the opinion of Purchaser's and Seller's respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller's casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

     16.3. In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

17.  DEFAULT

     17.1. Default by Seller. If Seller is in material default under any of the
           -----------------
covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser's obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser and (b) upon Purchaser's receipt of the Deposit, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Purchaser may file an action for specific performance. Purchaser shall have no other remedy for any default by Seller. A default by Seller hereunder shall not constitute a default pursuant to the Lease unless the actions or omissions giving rise to such default would otherwise constitute a default by Seller pursuant to the Lease.

     17.2. Default by Purchaser. In the event Purchaser defaults in its
           --------------------
obligations to close the purchase of the Property, or in the event Purchaser otherwise defaults hereunder, then (i) Seller shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE;
(3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. In the event Purchaser advises Seller, or Seller otherwise becomes aware that Purchaser is unable or unwilling to proceed to Closing on or prior to the Closing Date, Seller shall be entitled to immediately collect the Deposit and shall not be obligated to proceed to Closing and present the Deed and the other conveyance documents as a condition to collecting the Deposit. All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity, in the event of a default by Purchaser pursuant to Sections 6.1, 6.2, 6.3, 19 or 22 or any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement. A default by Purchaser hereunder shall not constitute a default by Purchaser pursuant to the Lease unless the actions or omissions giving rise to such default would otherwise constitute a default by Purchaser pursuant to the Lease.

18.  SUCCESSORS AND ASSIGNS

     Neither party shall assign this Agreement without the prior written consent of the other, except that Seller may assign its interest in and obligations under this Agreement to a so-called "Qualified Intermediary" in order to accomplish the Exchange. Notwithstanding the foregoing, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities affiliated with Purchaser provided that (i) no such assignment shall act to release Purchaser hereunder and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its affiliate, which instrument shall be in form reasonably acceptable to Seller.

19.  LITIGATION

     In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this
Section 19 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

20.  NOTICES

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows: Seller: First Industrial, L.P. 43 Route 46 East Suite 701 Pine Brook, New Jersey 07058 Attn: Howard Freeman Facsimile: (973) 227-9198 With a copy to its attorneys: Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 W. Wacker Drive 27th Floor Chicago, Illinois 60606 Attn: Mark J. Beaubien, Esq. Facsimile: (312) 984-3220 Purchaser: Technology Flavors & Fragrances, Inc. 10 Edison Street East Amityville, New York 11701-2814 Attn: Joseph Gemmo, Vice President Facsimile: (631) 842-4254 With a copy to its attorneys: Baer Marks & Upham 805 3rd Avenue New York, New York 10022 Attn: Robert J. Sullivan
Facsimile: (212) 812-3357 Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile before 5:00 p.m. (Central Time). Notices may be delivered on behalf of the parties by their respective attorneys.

21.  BENEFIT

     This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22.  BROKERAGE

     Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Sutton & Edwards ("Broker"). Seller shall pay any brokers' commission due to Broker pursuant to the terms of a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser's Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser's Indemnified Parties resulting from the claims of any broker, finder or other such party (including Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party (excluding Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 22 shall survive any termination of this Agreement.

23.  MISCELLANEOUS

     23.1. Entire Agreement. This Agreement constitutes the entire understanding
           ----------------
between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     23.2. Time of the Essence. Time is of the essence of this Agreement. If any
           -------------------
date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of New Jersey for observance thereof.

     23.3. Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of New Jersey.

     23.4. Partial Invalidity. The provisions hereof shall be deemed independent
           ------------------
and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

     23.5. No Recording. Neither this Agreement nor any memorandum thereof shall
           ------------
be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

     23.6. Counterparts; Facsimile. This Agreement may be executed in multiple
           -----------------------
counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed facsimile copy of this Agreement shall be effective as an original.

     23.7. Construction of Agreement. In construing this Agreement, all headings
           -------------------------
and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

     23.8. No Oral Modification or Waiver. This Agreement may not be changed or
           ------------------------------
amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

     23.9. Survival. Only those covenants, agreements, undertakings and
           --------
representations and warranties of Seller that expressly survive Closing pursuant to the terms of the Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth and all of the other covenants, agreements, undertakings and representations and warranties of Seller contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

                                  SELLER:

                                  FIRST INDUSTRIAL, L.P., a Delaware limited partnership



                                  By: ____________________________
                                      First Industrial Realty Trust, Inc., a
                                      Maryland  Corporation And Its Sole General
                                      Partner


                                  PURCHASER:

                                  TECHNOLOGY FLAVORS & FRAGRANCES, INC.,
                                  a Delaware corporation

                                  By: __________________________

                                  Name: ________________________

                                  Its:  ________________________

                              SCHEDULE OF EXHIBITS
                              --------------------

          A    Legal Description of the Land

          B    Earnest Money Escrow Instructions

          C    Documents

          D    Assignment and Assumption of Contracts and Intangibles

          E    Bill of Sale

          F    Financing Application

          Schedule 7.1

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF THE LAND
                          -----------------------------

ALL that certain plot, piece or parcel of land, situate, lying and being in the Incorporated Village of Amityville, Town of Babylon, County of Suffolk and State of New York, known as and by Lots 13, 14 and 15 and the southerly 25 feet of 16 on a certain map entitled, "Map of Amityville Industrial Site", situate in the Village of Amityville, Town of Babylon, Suffolk County, N.Y., which map was filed in the Office of the. Clerk of the County of Suffolk on April 12, 1954 as Map No. 2186, said lots and part of lot, when taken together are more particularly bounded and described as follows:

BEGINNING at a point on the easterly side of Edison Street, distant 272.21 feet northerly when measured along the easterly side of Edison Street from the extreme northerly end of the arc of a curve connecting the said easterly side of Edison Street with the northerly side of Edison Street East;

RUNNING THENCE South 86 degrees 11 minutes 40 seconds East, 200 feet to the westerly side of DeForest Street;

THENCE South 8 degrees 55 minutes 10 seconds West along the westerly side of DeForest Street, 280 feet to the extreme northerly end of the arc of a curve connecting the said westerly side of DeForest Street with the northerly side of Edison Street East;

THENCE southerly and westerly along the arc of said last mentioned curve bearing to the right having a radius of 20.00 feet, a distance of 30.54 feet to the northerly side of Edison Street East;

THENCE North 83 degrees 36 minutes 17 seconds West along the northerly side of Edison Street East 91.96 feet;

THENCE North 86 degrees 11 minutes 40 second West along the northerly side of Edison Street East 66.70 feet to the extreme end of the arc of a curve connecting the said northerly side of Edison Street East with the easterly side of Edison Street;

THENCE westerly and northerly along the arc of last mentioned curve bearing to the right having a radius of 20.00 feet, a distance of 33.20 feet to the said easterly side of Edison Street;

THENCE North 8 degrees 55 minutes 10 seconds East along the easterly side of Edison Street 272.21 feet to the point or place of BEGINNING.

                                      -22-